EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Qualification Offering Circular Amendment No. 20 to this Regulation A Offering Statement (Form 1-A) of RSE Collection, LLC to be filed on or about April 29, 2020 of our report dated April 29, 2020, on our audits of the Company and each listed Series' financial statements as of December 31, 2019 and 2018 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company and each listed Series’ ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

April 29, 2020